UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) January 11, 2011

NORDSTROM, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

WASHINGTON	001-15059	91-0515058
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

1617 SIXTH AVENUE, SEATTLE, WASHINGTON	98101
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE (206) 628-2111

INAPPLICABLE

(FORMER NAME OR FORMER ADDRESS IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 11, 2011, Nordstrom Credit Card Receivables II LLC (“NCCR II” a wholly owned bankruptcy remote subsidiary of Nordstrom Credit, Inc., which is a wholly owned subsidiary of Nordstrom, Inc.), Nordstrom fsb, Nordstrom Credit, Inc. and the purchasers thereto entered into Amendment No. 2 (the “Amendment”) to the Note Purchase Agreement dated as of November 13, 2009 (the “Note Purchase Agreement”). Pursuant to the Note Purchase Agreement, NCCR II maintains a $300 million Class A Variable Funding note (“2007-A VFN”) issued to the purchasers under the Note Purchase Agreement, as purchaser, with a facility amount of $300 million. NCCR II is permitted to borrow up to the facility amount, provided that certain conditions for borrowing are met, upon two days’ notice.

Under the terms of Amendment No. 1 to the Note Purchase Agreement, dated as of January 20, 2010, the commitment to provide funds under the 2007-A VFN was to expire on January 11, 2011. As a result of entry into the Amendment, this commitment will expire on January 10, 2012. The commitment can be renewed subject to the agreement of the parties to the Note Purchase Agreement. In addition to extending the expiration date of the commitment, the Amendment contains provisions intended to address recent changes in applicable laws and governmental regulations.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit Number	Description

4.1	Second Amendment to the Note Purchase Agreement dated November 13, 2009, by and between Nordstrom Credit Card Receivables II LLC, Nordstrom fsb, Nordstrom Credit, Inc., the conduit purchasers from time to time party thereto, the committed purchasers from time to time party thereto, the agents from time to time party thereto, and the administrative agent, dated January 11, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORDSTROM, INC.

By:	/s/ Robert B. Sari
Robert B. Sari
Executive Vice President, General Counsel and Corporate Secretary

Dated: January 13, 2011